Exhibit 99.1

FOR IMMEDIATE RELEASE

Kaiser Aluminum Corporation Announces New Chief Accounting Officer

FRANKLIN, Tenn., June 7, 2023 – Kaiser Aluminum Corporation (NASDAQ: KALU), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications, today announced the appointment of Vijai Narayan to Vice President and Chief Accounting Officer, effective June 7, 2023, in connection with the Company’s recent relocation of its corporate headquarters to Franklin, TN. Mr. Narayan previously served as the Company’s Vice President – Finance since November 2022. As part of the planned transition, Jennifer Huey, the Company’s immediate past Vice President and Chief Accounting Officer, stepped down from her position and will continue to assist Mr. Narayan through the transition.

Mr. Narayan brings more than 20 years of accounting experience across multiple industries including glass and plastics manufacturing, automotive and real estate. Prior to joining the Company, Mr. Narayan served as Vice President Finance of a top 15 Fortune 500 health care and insurance company.

“Vijai has been an integral part of our Corporate accounting team and headquarters transition since joining the Company last year,” said Neal West, Executive Vice President and Chief Financial Officer of the Company. “His extensive accounting and auditing experience and deep knowledge of our business will be invaluable in his new role.”

Mr. West continued, “Jennifer’s leadership, guidance and commitment to excellence over her nine-year tenure with the Company has been instrumental and played a vital role in our accounting management and financial reporting functions while maintaining the highest standards of financial integrity and compliance. We respect Jennifer’s decision not to relocate and are deeply grateful for her professionalism and commitment to ensuring a smooth transition with Vijai.”

About Kaiser Aluminum Corporation

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s web site at www.kaiseraluminum.com. The web site includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s web site at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Contact:

Addo Investor Relations

Investors@KaiserAluminum.com

949-614-1769